Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8), dated January 24, 2008 and August 24, 2007, pertaining to the employee benefit plans of Geovic Mining Corporation (an exploration stage company) listed therein, of our report dated March 28, 2008 with respect to the consolidated financial statements of Geovic Mining Corporation (an exploration stage company) included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008.

Vancouver, Canada,	/s/ Ernst & Young LLP
March 31, 2008	Chartered Accountants